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Exhibit (d)(4)                                                           Form of

                          EXPENSE LIMITATION AGREEMENT

AGREEMENT made this 1st day of May, 2006 by and between STI Classic Variable Trust (the "Trust"), a Massachusetts business trust, and Trusco Capital Management Inc. (the "Adviser") (together, the "Parties").

The Adviser hereby agrees to waive its fee and/or reimburse expenses to the extent necessary to limit total operating expenses for the Funds set forth on Schedule A to the levels set forth on Schedule A until May 1, 2007.

If at any point before May 1, 2009 it becomes unnecessary for the Adviser to make reimbursements, the Adviser may retain the difference between the Total Annual Fund Operating Expenses of the Fund and its expense cap to recapture any of its prior reimbursements.

The Trust acknowledges that the Adviser may engage in brokerage transactions using Fund assets with brokers who agree to pay a portion of the Fund's expenses, and that the Adviser's guarantee of Fund expense ratios takes into account these expenses-limiting arrangements.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.

STI CLASSIC VARIABLE  TRUST             TRUSCO CAPITAL MANAGEMENT INC.


By:                                     By:
    --------------------------------        ------------------------------------
Title:                                  Title:
       -----------------------------           ---------------------------------

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                                   SCHEDULE A


            FUND                TOTAL OPERATING EXPENSE LIMITATIONS
            ----                -----------------------------------
Capital Appreciation Fund                       1.12%
International Equity Fund                       1.30%
Investment Grade Bond Fund                      0.65%
Large Cap Relative Value Fund                   1.00%
Large Cap Value Equity Fund                     0.95%
Mid-Cap Equity Fund                             1.15%
Small Cap Value Equity Fund                     1.20%